Exhibit 99

For immediate release:	Contact:
August 2, 2006	Bryant Haskins 212-733-8719
Paul Fitzhenry 212-733-4637

U.S. APPEALS COURT UPHOLDS LIPITOR’S BASIC PATENT
WITH EXCLUSIVITY MAINTAINED IN U.S. UNTIL MARCH, 2010
- - -
Appeals Court Also Invalidates Second Patent
on Technical Defect
- - -
Pfizer Pursuing Options For Further Review
of Decision on Second Patent

NEW YORK, August 2 -- Pfizer Inc said today that a panel of the Court of Appeals for the Federal Circuit has upheld the exclusivity of the main patent covering atorvastatin, the active ingredient in Lipitor, maintaining patent protection for Lipitor in the U.S. until March 2010.

The Appeals Court also ruled that a second patent (U.S. 5,273,995) at issue in the lawsuit covering the calcium salt of atorvastatin is invalid on technical grounds. That patent would have expired in June 2011.

The Appeals Court ruled in a lawsuit brought by Pfizer against the generic manufacturer Ranbaxy Ltd. The court held that Ranbaxy's generic atorvastatin product would infringe the company’s basic patent (U.S. 4,681,893) broadly covering atorvastatin.

"While we are pleased that the court has affirmed that our basic patent is valid and infringed, we are disappointed in the decision on the '995 patent," said Peter Richardson, Pfizer's senior vice president, associate general counsel and chief of intellectual property. "The decision turned on a technical defect in the patent. There is a process for correcting such defects in the U.S. Patent and Trademark Office, and Pfizer plans to pursue that option."

In addition, either party may seek review of the decision by the full U.S. Court of Appeals for the Federal Circuit.

# # # # #